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                                  [REX GRAPHIC]

News Announcement                                          For Immediate Release

For further information contact:
Douglas Bruggeman                                Joseph N. Jaffoni
Chief Financial Officer                          Jaffoni & Collins Incorporated
937/276-3931                                     212/835-8500 or rsc@jcir.com

                     REX UPDATES STATUS OF ENERGY INTERESTS

  - All Synthetic Fuel Plants for Which REX Receives Income are in Operation -

                  - REX Provides Updates on Ethanol Projects -

Dayton, Ohio (October 31, 2006) -- REX Stores Corporation (NYSE:RSC) today provided an update on its synthetic fuel and ethanol interests.

Synthetic Fuel Interests

REX recently received confirmation that all synthetic fuel plants for which it receives income are in operation. As such, the Company expects to record higher levels of income from the sales of its synthetic fuel interests than previously indicated through December 31, 2007 at which time the Section 29/45K tax credit program is currently legislated to end.


Ethanol Interests

REX reported today that it has funded $5 million in Big River Resources, LLC ("Big River") and has entered into an agreement to fund an additional $15 million in exchange for a minority equity interest in the entity.

Big River Resources, LLC is an Iowa Limited Liability Company and holding company for several entities including Big River Resources West Burlington, LLC which presently operates a 52 million gallon dry-mill ethanol manufacturing facility in West Burlington, Iowa. The facility has been in operation since April 12, 2004, initially as a 40 million gallon per year facility, and expanded to a 52 million gallon per year facility in August 2006. Big River Resources West Burlington, LLC intends to further expand the plant to produce 80 million gallons per year. In addition, through interests in other entities, Big River intends to develop additional ethanol production plants.


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REX Updates Status of Energy Investments, 10/31/06                        page 2

REX also received notice that all conditions necessary for the Company to fund $14 million in Millennium Ethanol, LLC ("Millennium") have been satisfied. The $14 million will be in the form of a convertible note that provides the Company rights to convert the note, with additional funds, into a minority ownership interest in Millennium. The Company expects to fund the note in December 2006. With funding secured, Millennium Ethanol, LLC has commenced construction of a 100 million gallon per year ethanol production facility in Marion, South Dakota.

As previously announced, REX recently funded $11.5 million for Levelland/Hockley County Ethanol, LLC ("Levelland/Hockley"), which intends to commence construction of a 40 million gallon ethanol production facility in Levelland, Texas in November 2006. The $11.5 million funding, along with REX's previously announced $5 million convertible secured promissory note commitment (expected to be funded by December 31, 2006), enables REX to secure a majority equity interest in Levelland/Hockley. REX has an agreement, subject to certain conditions, to fund up to an additional $6.5 million in Levelland/Hockley to further increase its ownership.

In addition to Big River, Millennium and Levelland/Hockley, REX has entered into contingent agreements to fund $16 million for Patriot Renewable Fuels LLC ("Patriot") and $24.9 million for One Earth Energy LLC ("One Earth"). Patriot and One Earth intend to construct ethanol manufacturing facilities with annual production capacity of 100 million gallons each. Patriot recently held ground breaking ceremonies for its Annawon, Illinois facility. One Earth intends to commence construction of its Gibson City, Illinois facility in 2007.

Stuart Rose, REX's Chairman and Chief Executive Officer, commented, "We are pleased that all the synthetic fuel plants are open and operating. We believe our ethanol interests represent ideal opportunities for REX to extend our presence in the energy sector and further diversify our earnings mix."


This news announcement contains or may contain forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995. Such statements can be identified by use of forward-looking terminology such as "may," "expect," "believe," "estimate," "anticipate" or "continue" or the negative thereof or other variations thereon or comparable terminology. Readers are cautioned that there are risks and uncertainties that could cause actual events or results to differ materially from those referred to in such forward-looking statements. These risks and uncertainties include the risk factors set forth from time to time in the Company's filings with the Securities and Exchange Commission and among other things: the highly competitive nature of the consumer electronics retailing industry, changes in the national or regional economies, weather, the effects of terrorism or acts of war on consumer spending patterns, the availability of certain products, technological changes, new regulatory restrictions or tax law changes relating to the Company's synthetic fuel investments, the fluctuating amount of quarterly payments received by the Company with respect to sales of its partnership interest in a synthetic fuel investment, the potential for Section 29/45K tax credits to phase out based on the price of crude oil adjusted for inflation, and the uncertain amount of synthetic fuel production and resulting income received from time to time from the Company's synthetic fuel investments. As it relates to ethanol investments, risks and uncertainties include among other things: the uncertainty of constructing plants on time and on budget and the volatility of corn, dried distiller grains, ethanol, gasoline and natural gas prices.

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